EXHIBIT NO. 99.1

For Immediate Release	Contact: Shawn M. Harrington
November 25, 2003	(860) 644-1551

GERBER SCIENTIFIC ANNOUNCES FISCAL 2004 SECOND QUARTER RESULTS

Board Votes to Recommend Declassification

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported fiscal second quarter earnings of $0.12 per diluted share on revenues of $130.3 million for the period ended
October 31, 2003, compared with year-ago earnings of $0.14 per diluted share on revenues of $128.8 million.

For the six months ended October 31, 2003, the Company reported earnings of $0.14 per diluted share on revenues of $259.2 million, compared with year-ago earnings of $0.30 per diluted share on revenues of $254.7 million. Excluding a prior year sale of a discontinued operation, earnings from continuing operations for the six months ended October 31, 2002 were $0.24 per diluted share.

Foreign currency translation had the effect of increasing revenue by $8.2 million and $18.3 million for the three- and six-month periods ended October 31, 2003, respectively, versus the prior year comparable periods.

Second quarter highlights included:

  Debt repayment of $9.0 million and operating cash flow generation of $8.3 million despite lower operating earnings.

  Net debt (defined as total debt less cash and cash equivalents) reduction to $71.0 million, net debt-to-capital (defined as net debt plus shareholders' equity) reduction to 40.3%.

  Shared services net cost reduction offset by lower business volume, competitive pricing, and unfavorable sales mix.

  Transition of the Ophthalmic Lens Processing segment's operations to the shared services platform on November 1, 2003.

  Tax benefits of $0.10 per diluted share associated with the favorable resolution of a prior year foreign tax issue.

Commenting on the second quarter results, Marc T. Giles, president and chief executive officer said "We did not see an upturn in our business in the second quarter and visibility is low. While I am pleased with the progress made with our turnaround initiatives, especially shared services cost reductions, competitive pricing and unfavorable sales mix outweighed the cost benefits realized to date. We remain focused on cost reduction while uncertainty in global economic conditions continues. Going forward, our strategy remains unchanged: reduce debt, improve Spandex's operations, implement shared services, and reinvigorate innovation."

Fiscal Second Quarter Consolidated Results

Fiscal second quarter revenue and order entry were $130.3 million and $131.0 million, respectively, compared with $128.8 million and $127.1 million a year ago. Foreign currency translation had the effect of increasing revenue by approximately $8.2 million in the fiscal second quarter versus the prior year comparable period.

The Company's backlog of orders increased $0.7 million during the fiscal second quarter to $32.0 million, which occurred primarily within the Apparel and Flexible Materials segment.

Fiscal second quarter gross margin of 34.4% decreased 1.2 percentage points from the prior year comparable period. Lower business volume, competitive pricing, a sales mix favoring lower margin products, and higher pension expenses were partially offset by cost reductions implemented last fiscal year.

Consolidated S,G,&A spending was lower than the prior year comparable period after adjusting for the effect of foreign currency translation. This was the result of cost reduction initiatives implemented last fiscal year, lower bonus expense, and lower legal and professional expenses. These effects were partially offset by higher pension costs.

Consolidated pension expense was approximately $0.9 million higher in the fiscal second quarter than in the prior year comparable period due primarily to changed assumptions for future pension plan investment performance and discount rates. There have been no subsequent changes to those assumptions.

Consolidated other expense included approximately $1.1 million of foreign currency transaction losses. The Company recognizes foreign currency gains and losses on the payment and translation of accounts payable balances that are reported in one currency and paid in another.

Second quarter restructuring charges of $0.5 million were the result of the transition of the Ophthalmic Lens Processing segment's operations to the Company's shared services platform and the discontinuation of an insignificant product line within the Company's Sign Making and Specialty Graphics segment.

Interest expense increased $1.1 million due to a higher weighted-average interest rate, which was partially offset by lower average debt balances. The Company's weighted average interest rate increased under the terms of the four-year $110.0 million senior credit facility entered into on May 9, 2003.

In the second quarter, the Company recorded a tax benefit of $2.2 million associated with the favorable resolution of a prior year foreign tax issue. Without the tax benefit, the Company's consolidated tax rate from continuing operations would have been 26.4% versus the statutory rate of 35.0%. The difference from the statutory rate was primarily attributable to benefits related to foreign tax planning strategies.

Fiscal Second Quarter Segment Results

Segment profit (defined as earnings before interest and taxes - see attached reconciliation to GAAP measure) for the fiscal second quarter decreased to $9.1 million from $10.8 million in the prior year comparable period.

Sign Making and Specialty Graphics

The Sign Making and Specialty Graphics segment reported revenues of $71.5 million in the fiscal second quarter, an increase of $2.6 million over the prior year comparable period. Foreign currency translation had the effect of increasing revenue by $6.4 million in the second fiscal quarter versus the prior year period. The overall decrease was the result of continued soft economic conditions for this segment's capital equipment products, particularly in Europe. Lower equipment sales in this segment's distribution business was the result of the weaker European economy, competition in inkjet imaging products, and disruption caused by the Company's re-engineering efforts.

Segment profit decreased $0.9 million versus the prior year comparable period. Lower sales volume, competitive price discounting, and higher pension expense ($0.4 million) were partially offset by cost control, lower bonus expense, and contract research and development reimbursements.

Apparel and Flexible Materials

The Apparel and Flexible Materials segment's revenues increased 1.5%, or $0.6 million, to $38.4 million in the second fiscal quarter from the comparable period last year. Foreign currency translation had the effect of increasing revenue by $1.5 million in the fiscal second quarter versus the prior year comparable period.

Segment gross margin of 45.5% decreased 2.3 percentage points from the prior year comparable period due primarily to competitive pricing, but also to the effects of lower sales volume and a sales mix favoring lower margin, multi-ply cutter products versus higher margin, single-ply cutter and software products.

Segment profit increased by $0.5 million over the prior year comparable period despite the lower volume and unfavorable product mix. This resulted from a significant cost reduction associated with the Company's shared services initiative and lower current year bonus expense. Offsetting this, second quarter pension expense was $0.3 million higher than the prior year comparable period.

Segment order entry was $39.0 million, an increase of 5.3% from the prior year and largely the result of favorable foreign currency translation effects. Backlog increased 2.1% from the beginning of the quarter to $28.5 million primarily due to the growth of equipment orders received at the end of the quarter.

Ophthalmic Lens Processing

The Ophthalmic Lens Processing segment reported revenues of $20.4 million, a decrease of $1.7 million from the second quarter of fiscal 2003. The decrease was the result of prior year equipment purchases by large U.S. retail and discount chain customers that did not repeat this year. Higher current year equipment shipments to wholesale optical laboratories were an offset. The effect of foreign currency translation on revenues was not significant.

Segment profit decreased $1.2 million over the prior year comparable period due primarily to the lower sales volume. Also contributing to the decrease were restructuring and other charges associated with the November 1, 2003 transition of segment operations to the Company's shared services and information technology system platforms. Second quarter pension expense was approximately $0.1 million higher than the prior year comparable period in this segment. These unfavorable variances were partially offset by lower bonus expense.

Corporate and Other Expenses

Corporate and other expenses increased to $5.1 million from $4.2 million in the prior year comparable period. Higher pension and insurance costs, as well as foreign currency transaction losses, were partially offset by lower legal and professional expenses and lower bonus expense.

Financial Condition

For the six months ended October 31, 2003, total debt was reduced by $5.2 million, which was the result of operating earnings, reduced cash balances, reduced capital expenditures, and proceeds from the sale of a promissory note in the first quarter.

At October 31, 2003, the Company had $9.7 million in cash and cash equivalents and $80.6 million in total debt. The Company's net debt (defined as total debt less cash and cash equivalents) declined $7.9 million during the second quarter to $71.0 million and the ratio of net debt to capital (defined as the sum of net debt and shareholders' equity) was 40.3%.

The Company was in compliance with all covenants related to its credit facilities as of October 31, 2003. Continued uncertainty in global economic conditions and prolonged weak business environments continue to make estimating demand for the Company's capital equipment products and projecting future results challenging. Although the Company continues to closely monitor compliance with covenants under its credit facilities, failure to be in compliance with any material covenant of the credit facilities could have a material effect on the Company's liquidity, financial position, and results of operations.

Recommendation to Eliminate Classified Board

Upon recommendation of the Nominating and Governance Committee, the Board of Directors unanimously voted to recommend to shareholders for a vote at the Company's 2004 annual meeting charter and bylaw amendments to eliminate the Board's classified structure. If this recommendation should be adopted by at least 80% of the outstanding shares entitled to vote at the Company's 2004 annual meeting, all directors would stand for election or re-election each year beginning at the Company's 2005 annual meeting.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003 and its Annual Report on Form 10-K for the year ended April 30, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements contained in this release.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended October 31,		Six Months Ended October 31,

In thousands (except per share amounts)	2003	2002	2003	2002

Revenue:
Product sales	$115,747	$114,869	$230,436	$227,096
Service sales	14,538	13,911	28,806	27,562
	130,285	128,780	259,242	254,658
Costs and Expenses:
Cost of products sold	77,701	75,799	155,336	150,613
Cost of services sold	7,820	7,145	15,314	14,337
Selling, general and administrative	32,714	32,417	65,747	64,130
Research and development	6,435	6,516	12,626	12,792
Restructuring charges	486	---	486	(100)
	125,156	121,877	249,509	241,772
Operating income	5,129	6,903	9,733	12,886

Other income (expense)	(1,137)	(340)	(2,153)	(1,206)
Interest expense	(3,212)	(2,146)	(6,315)	(4,377)

Earnings from continuing operations before income taxes	780	4,417	1,265	7,303
Provision (benefit) for income taxes	(1,982)	1,300	(1,860)	1,964
Earnings from continuing operations	2,762	3,117	3,125	5,339
Discontinued operations:
Income from operations of disposed business, net of tax	---	---	---	172
Gain on sale of disposed business, net of tax	---	---	---	1,222
Net earnings	$ 2,762	$ 3,117	$ 3,125	$ 6,733
	=======	=======	=======	=======
Earnings per share of common stock:
Basic:
Earnings from continuing operations	$ .12	$ .14	$ .14	$ .24
Discontinued operations	---	---	---	.06
Net earnings	$ .12	$ .14	$ .14	$ .30
	=======	=======	=======	=======

Diluted:
Earnings from continuing operations	$ .12	$ .14	$ .14	$ .24
Discontinued operations	---	---	---	.06
Net earnings	$ .12	$ .14	$ .14	$ .30
	=======	=======	=======	=======

Dividends	$ ---	$ ---	$ ---	$ ---

Average shares outstanding:
Basic	22,193	22,137	22,183	22,123
Diluted	22,455	22,137	22,464	22,123

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)

In thousands (except per share amounts)	October 31, 2003	April 30, 2003
Assets:
Current Assets:
Cash and cash equivalents	$ 9,680	$ 20,697
Accounts receivable, net of allowance for doubtful accounts of $8,251 and $7,277, respectively	89,938	89,657
Inventories	52,736	51,982
Deferred income taxes	3,855	5,300
Prepaid expenses and other current assets	10,330	8,327
	166,539	175,963
Property, Plant and Equipment:	122,368	122,674
Less accumulated depreciation	77,614	75,309
	44,754	47,365
Intangible Assets:
Goodwill	50,231	48,912
Prepaid pension cost	8,483	8,483
Patents and other intangible assets, net of accumulated amortization	6,718	6,777
	65,432	64,172
Deferred Income Taxes	17,779	14,855
Other Assets	8,913	4,336
	$303,417	$306,691
	======	======
Liabilities and Shareholders' Equity:
Current Liabilities:
Current maturities of long-term debt	$ 10,941	$ 14,807
Accounts payable	39,917	45,024
Accrued compensation and benefits	13,766	23,167
Other accrued liabilities	22,646	18,202
Deferred revenue	11,153	10,000
Advances on sales contracts	1,045	945
	99,468	112,145
Noncurrent Liabilities:
Accrued pension benefit liability	23,549	23,549
Other liabilities	5,517	5,534
Long-term debt	69,704	71,000
	98,770	100,083

Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,933,421 and 22,908,180 shares	22,933	22,908
Paid-in capital	43,624	43,703
Retained earnings	71,037	67,912
Treasury stock, at cost (730,635 and 745,184 shares, respectively)	(15,024)	(15,323)
Unamortized value of restricted stock grants	(151)	(211)
Accumulated other comprehensive loss	(17,240)	(24,526)
	105,179	94,463
	$303,417	$306,691
	======	======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)	Six Months Ended October 31,
In thousands	2003	2002
Cash Provided by (Used for):
Operating Activities:
Net earnings	$ 3,125	$ 6,733
Adjustments to reconcile net earnings to cash provided by (used for) operating activities:
Depreciation and amortization	5,926	6,751
Restructuring charges	486	(100)
Gain on sale of disposed business, net of taxes	---	(1,222)
Deferred income taxes	(1,855)	289
Other non-cash items	1,370	550
Changes in operating accounts:
Receivables	1,101	1,360
Inventories	677	(380)
Prepaid expenses	(1,520)	2,903
Accounts payable and accrued liabilities	(9,671)	(4,198)

Provided by (Used for) Operating Activities:	(361)	12,686

Investing Activities:
Additions to property, plant and equipment	(1,654)	(900)
Intangible and other assets	(567)	(480)
Proceeds from sale of assets	---	3,937
Proceeds from sale of disposed business	---	6,595
Proceeds from settlement of promissory note	994	---

Provided by (Used for) Investing Activities:	(1,227)	9,152

Financing Activities:
Additions of long-term debt	170,826	3,000
Repayments of long-term debt	(175,988)	(16,673)
Net short-term financing	---	(205)
Debt issue costs	(5,604)	(376)
Exercise of stock options	71	---
Other common stock activity	44	53

(Used for) Financing Activities:	(10,651)	(14,201)

Effect of exchange rate changes on cash	1,222	889

Increase (Decrease) in Cash and Cash Equivalents	(11,017)	8,526
Cash and Cash Equivalents, Beginning of Period	20,697	16,220

Cash and Cash Equivalents, End of Period	$ 9,680	$ 24,746
	======	======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

(Unaudited)
In thousands	Three Months Ended October 31,		Six Months Ended October 31,

Segment revenue:	2003	2002	2003	2002
Sign Making & Specialty Graphics	$ 71,472	$ 68,872	$144,313	$135,266
Apparel & Flexible Materials	38,378	37,806	75,985	76,484
Ophthalmic Lens Processing	20,435	22,102	38,944	42,908
	$130,285	$128,780	$259,242	$254,658
	=======	=======	=======	=======

Segment profit:
Sign Making & Specialty Graphics	$ 4,509	$ 5,431	$ 9,578	$ 9,920
Apparel & Flexible Materials	4,178	3,712	7,151	7,706
Ophthalmic Lens Processing	392	1,626	351	2,707
	9,079	10,769	17,080	20,333
Corporate expenses, net of other income	(5,087)	(4,206)	(9,500)	(8,653)
Interest expense	(3,212)	(2,146)	(6,315)	(4,377)
Earnings from continuing operations before income taxes	$ 780	$ 4,417	$ 1,265	$ 7,303
	=======	=======	=======	=======

Segment profit for the six-month period ended October 31, 2002 included a reversal of previously established restructuring reserves of $100 for the Apparel and Flexible Materials operating segment.

Segment profit for the three and six months ended October 31, 2003 included restructuring charges of $172 for the Sign Making and Specialty Graphics operating segment and $314 for the Ophthalmic Lens Processing operating segment.